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                       CERTIFICATE OF OWNERSHIP AND MERGER

                                       OF

                                TWI VENTURES LTD.
                            (A DELAWARE CORPORATION)

                                      INTO

                           WARNER COMMUNICATIONS INC.
                            (A DELAWARE CORPORATION)

It is hereby certified that:

         1. Warner Communications Inc. [hereinafter sometimes referred to as the "Corporation"] is a business corporation of the State of Delaware.

         2. The Corporation is the owner of all of the outstanding shares of the stock of TWI Ventures Ltd., which is also a business corporation of the State of Delaware.

         3. On December 2, 1999, the Board of Directors of the Corporation adopted the following resolutions to merge TWI Ventures Ltd. into the
Corporation:

                  RESOLVED that TWI Ventures Ltd. be merged into this Corporation, and that all of the estate, property, rights, privileges, powers and franchises of TWI Ventures Ltd. be vested in and held and enjoyed by this Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by TWI Ventures Ltd. in its name.

                  RESOLVED that this Corporation shall assume all of the obligations of TWI Ventures Ltd.

                  RESOLVED that this Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware and within any other appropriate jurisdiction.



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                  RESOLVED that the effective time of the Certificate of
                  Ownership and Merger setting forth a copy of these resolutions, and the time when the merger therein provided for shall become effective, is at 9:02 A.M. on December 31, 1999.

         4. The Corporation shall be the surviving corporation in the Merger.

         5. It is intended that implementation of the merger be in conformity with the requirements of Section 368(a)(1)(A) and 332 of the Internal Revenue Code of 1986, as amended.



Executed on December 9, 1999.

                                                  WARNER COMMUNICATIONS INC.

                                                  By:/s/Spencer B. Hays
                                                     ------------------
                                                     Spencer B. Hays
                                                     Vice President

Attest:

/s/Marie N. White
-----------------
Marie N. White
Assistant Secretary